UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NCR CORPORATION

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NCR is writing to supplement the information in its proxy statement dated March 22, 2022 for the 2022 annual meeting (the “NCR 2022 Proxy Statement”) to be held on May 2, 2022.

As described in the NCR 2022 Proxy Statement, at our 2021 Annual Meeting, 15.8% of our stockholders voted in support of our 2020 executive compensation program. The Board and our Compensation and Human Resource Committee recognized the dissatisfaction expressed by our stockholders. As a result, we conducted an extensive Board-led stockholder outreach program throughout 2021 to seek feedback on our executive compensation program and other matters relating to NCR. We reached out to 31 stockholders owning approximately 57% of our outstanding shares and spoke with 12 stockholders owning approximately 36% of our outstanding shares1. All such meetings were attended by one or more of the following independent directors: Chair of the Compensation and Human Resource Committee Matthew Thompson, Committee member Kirk Larsen and Lead Independent Director Mark Begor. All feedback from this stockholder engagement initiative was shared with the full Board.

As a result of this stockholder engagement and as described in our proxy materials, multiple enhancements requested by stockholders were made by our Compensation and Human Resource Committee to our 2021 and 2022 executive compensation programs, in direct response to stockholder concerns and in order to strengthen the link between management and stockholder interests.

NCR is supplementing our proxy statement disclosure to provide more specific detail about the stockholder feedback received and concerns raised, in order to demonstrate that the actions disclosed in the NCR 2022 Proxy Statement are in direct response to this feedback and these concerns.

Specifically, the feedback and concerns raised by stockholders, and responses taken in 2021 and/or for 2022, as applicable, include the following (the below feedback and actions are also described on pp. 45-47 of the NCR 2022 Proxy Statement):

1)	Stockholder Feedback: Concerns about the use of one-time, special incentive plans.
Actions:

•	Discontinued the use of special one-time and off-cycle incentive plans and awards

•

The Compensation and Human Resource Committee clarified that it does not expect to adopt any non-routine, special incentive plans for our named executives in the future absent extraordinary circumstances

2)

Stockholder Feedback: Concerns that the 2020 Performance share RSU grants were issued at a relatively low stock price, and stockholders would like to see more risk associated with a grant of this nature.

Actions:

•

Amended the outstanding 2020 Performance share RSU grants with the consent of our CEO, COO, and other named executives who received such awards by subjecting the RSUs to greater downside risk and extending by 12 months the vesting period during which the first tranche of these RSUs are subject to a risk of forfeiture

•	Extended the period over which stock price performance will be measured from 18 to 30 months, so any share gains must be sustained until then

•

Performance had been achieved at maximum at the time of the amendment and at the original performance measurement date (200% of the target awards would have been earned, as of both dates), so the amendment created meaningful downside risk and no additional upside opportunity (because the final earned award can range from 0% to 200% of the target units, and is capped at 200%)

•

Extended the vesting period for the first tranche by approximately 12 months, so any earned shares will vest in a single installment after 30 months, which meaningfully extends the period during which these RSUs remain subject to a risk of forfeiture

[1]

The calculation of the above percentages represents stockholder outreach throughout 2021 but is based on the number of outstanding Company shares as of December 31, 2021 and stock ownership reported in publicly available filings as of December 31, 2021 and so these percentages may include stockholder outreach to persons who held stock at the time of the outreach, but no longer held stock as of December 31, 2021.

3)	Stockholder Feedback: Executive compensation program was not sufficiently aligned with stockholders’ interests and the Company’s performance

Actions:

•	Increased the weight of performance-based RSUs for our named executives from 35% to 60% of total 2021 LTI Plan awards

•

For 2021 Annual Incentive Plan (AIP), required competitive financial performance and growth over 2020 performance – AIP EBITDA target (100% weight) set at 13% over 2020 results disclosed in our 2021 Proxy Statement

Additional Changes Made for 2022:

•	Ongoing Total Direct Executive Compensation for all named executives generally held flat in total and by component (i.e., salary, bonus target, and long-term incentive grant values)

•	Diversified the Annual Incentive Plan (AIP) metrics to include top and bottom line growth and ESG & NPS

•	Added an AIP Revenue metric, weighted 25%, to further drive the Company’s growth strategy

•	Reduced the weighting of AIP EBITDA from 80% to 55%, with target set at 10% over 2021 results

•	Changed Stakeholder Metrics (ESG & NPS) from a modifier to 20% independently weighted measures, in aggregate

•	Re-designed the Long-Term Incentive Plan

•	Increased the weighting of performance-based RSUs for named executives from 60% to 100% of total 2022 LTI awards

•	Added a Relative Total Shareholder Return (rTSR) metric (in direct response to stockholder feedback – see #4 below for more detail)

•	Maintained the LTI EBITDA growth and LTI Recurring Revenue growth measures, each weighted 30%

•	Required competitive performance and growth over 2021 performance

•	LTI EBITDA target for 2022 set at 10% over 2021 results

•	LTI Recurring Revenue target for 2022 set at 8% over 2021 results

•

The Compensation and Human Resource Committee will continue to consider the appropriate balance of annual and long-term performance metrics to ensure that executive compensation is aligned with stockholders’ interests and the Company’s performance, including the use of different metrics between the AIP and LTIP

4)	Stockholder Feedback: Include relative total shareholder return as a performance metric in the Long-Term Incentive Plan

Actions:

•

For 2022, as part of broader redesign of the Long-Term Incentive Plan, added a Relative Total Shareholder Return (rTSR) metric, weighted 40% (replacing performance share RSUs), with rigorous performance conditions, including:

•	Required above market performance for target and maximum awards

•	Absolute governor: Capped awards at target unless absolute TSR ≥ 0%

5)	Stockholder Feedback: Continue to evolve and disclose the use of ESG and NPS stakeholder metrics in annual incentive plan design

Actions:

•	Added Stakeholder Metrics that are important to NCR as a modifier, which could increase or decrease the earned payout under the Annual Incentive Plan by +/- 20%

•	Used Net Promoter Score (NPS) as a measure of customer satisfaction to modify award by up to +/- 10%

•	Used ESG measures to modify award by up to +/- 10%, including among other initiatives:

•	establishing of a diverse supplier program

•	launching a key talent initiative and implementing a leadership development program

•	conducting numerous employee surveys to inform our ESG strategy

•	developing a baseline for measuring Employee NPS

Additional Changes Made for 2022:

•	Elevated Stakeholder Metrics to independent, stand-alone metrics with an aggregate 20% weighting, instead of a modifier

•	Used improvement in NPS with a 10% weighting

•	Used ESG measures with a 10% weighting, consisting of four qualitative and specific objective ESG goals covering DEI, Workforce & Talent, Information Security, and Environmental Sustainability:

•	Social – Sustainability Accounting Standards Board (SASB) disclosure

•	Social Workforce: Employee NPS

•	Data Privacy / Security – BitSight Score Performance

•	Environmental – Disclosure and targeted reduction of our Greenhouse Gas Emissions (net zero commitment by 2050 disclosed on April 12, 2022)

6)	Stockholder Feedback: Questions raised about severance payments to employees who voluntarily resign

Actions:

•

The Compensation and Human Resource Committee affirmed its expectation (which continues for 2022) that severance under our Executive Severance Plan will not be paid to named executives who voluntarily resign from Company service and no additional amounts will be paid under this Plan unless required to obtain additional covenants, transition services, or similar additional consideration determined to be proportionate and necessary and appropriate to protect the interests of the Company and our stockholders

•

The Compensation and Human Resource Committee confirmed as noted in our 2020 Proxy Statement that the separation of our former Chief Financial Officer qualified for severance under the terms of our Executive Severance Plan

In addition to the aforementioned actions taken in direct response to stockholder feedback and concerns, our Board appointed a new independent director to the Compensation and Human Resource Committee, who, together with the new Chair of this Committee and the continuing members, will assist in implementing the changes to our executive compensation program made by the Company to address stockholder concerns. The Compensation and Human Resource Committee also engaged a new compensation consultant, Farient Advisors LLC, an independent, nationally recognized executive compensation consulting firm, to serve as its independent compensation consultant beginning in September 2021 (as successor to its prior independent compensation consultant which was engaged by the Compensation and Human Resource Committee through August 2021).

The Board and our Compensation and Human Resource Committee highly value investor engagement and consider the feedback received from our stockholders during outreach meetings as essential to developing and improving our executive compensation programs. We are committed to continuing our stockholder outreach at least annually in order to elicit critical investor feedback to guide the evolving parameters of these programs.